Exhibit 10.2

OUTSTANDING WORKS AGREEMENT

THIS OUTSTANDING WORKS AGREEMENT (hereinafter called the “Outstanding Works Agreement”) is made and entered into on this 26th day of September 2017

BY AND BETWEEN

(1)

GENER8 MARITIME SUBSIDIARY INC (formerly Navig8 Crude Tankers Inc), a corporation organized and existing under the laws of the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 or its nominees (the “BUYER”); and

(2)

HHIC-PHIL INC,  a corporation organized and existing under the laws of the Republic of the Philippines, having its principal office at Green Beach 1, Redondo Peninsula, Sitio Agusuhin, Brgy. Cawag, Subic, Zambales, the Philippines (the “BUILDER”)

(The BUYER and the BUILDER are referred to in this Outstanding Works Agreement as “the Parties”  and each a “Party”.)

WHEREAS

A.

The BUYER and the BUILDER entered into a shipbuilding contract dated 25 March 2014 for the construction and delivery of one (l) 300,000 dwt class crude oil carrier having the BUILDER’s Hull No. NTP0138 (the “Vessel”) (such shipbuilding contract as has been, and may be, amended and supplemented from time to time being referred to in this Outstanding Works Agreement as the “Shipbuilding Contract”);

B.	The BUYER and the BUILDER have agreed to amend the Shipbuilding Contract on the terms set out in this Outstanding Works Agreement,

NOW, THEREFORE, for mutual consideration which is hereby acknowledged and recognized by the Parties, the Parties agree as follows:

1.	THE OUSTANDING WORKS
1.1

By an Amendment Agreement concluded by the Parties of even date herewith the BUILDER has agreed to use reasonable commercial efforts to complete outstanding items and non-conformities in the Vessel prior to delivery of the Vessel, prioritising any Class or safety items.

1.2

The Parties nevertheless recognize that the condition of the Vessel at the time of actual delivery to the BUYER may not comply fully with the requirements of the Shipbuilding Contract and Specification. The BUILDER accordingly undertakes to perform at its cost (including cost of materials, labour, travel, classification fees, insurance and freight costs) all works required to complete those outstanding items and nonconformities in the Vessel remaining at the time of actual delivery as promptly and efficiently as possible after delivery (the “Outstanding Works”).

1.3	The Outstanding Works shall include all necessary preparatory work, access or closing up works, testing and other work necessarily incidental to the performance of the Outstanding Works.
1.4

As from the date of this Outstanding Works Agreement, the BUILDER and the BUYER will co-operate jointly to update the punch-list at “Annex A” hereto to remove any items listed which are completed prior to delivery and/or to add any additional items that are discovered prior to delivery (the punch list at the time of delivery and as may be further updated jointly from time to time thereafter being referred to as the “Ongoing Punch List”)

2.	PERFORMANCE OF THE OUTSTANDING WORKS
2.1

The Vessel shall remain at the BUILDER’s shipyard in Subic pending completion of the Outstanding Works at no cost to the BUYER (all port dues for such period being payab1e by the BUILDER). Article VII.6 of the Shipbuilding Contract is deemed amended accordingly.

2.2

The BUILDER shall ensure that the BUYER, its personnel and crew are allowed free and ready access to the BUILDER’s Shipyard and the Vessel during such period.  The BUYER shall in turn allow the BUILDER and its personnel such access as may be reasonably required on board the Vessel to complete the Outstanding Works.

2.3

The BUILDER shall be responsible for undertaking the Outstanding Works in accordance with this Outstanding Works Agreement including planning and supervising performance of such works and shall allocate sufficient time, resources, materials and personnel to perform the Outstanding Works as promptly and efficiently as possible. The BUILDER shall also ensure that the Outstanding Works are completed in accordance with quality standards applicable under the Shipbuilding Contract and Specification. The BUILDER shall keep the BUYER regularly updated as to progress of the works and plans for completion of the same.

2.4

As and when elements of the Outstanding Works have been completed to the satisfaction of the BUYER (acting reasonably) in accordance with the requirements of the Shipbuilding Contract, the Specification and this Outstanding Works Agreement, the BUILDER and the BUYER will jointly update the Ongoing Punch List to reflect this.

2.5

The BUILDER hereby agrees to pay the BUYER liquidated damages on account of the delay in completing the Outstanding Works in the sum of United States Dollars Thirty Thousand (US$ 30,000.00) per day from the date of actual delivery of the Vessel to the date of completion of the Outstanding Works. Such liquidated damages shall be invoiced by the BUYER to the BUILDER on a weekly basis from delivery in arrears and shall be paid by the BUILDER within fourteen (14) days of receipt of the invoice(s).

2.6

lf the BUILDER fails to complete the Outstanding Works by October 23, 2017 the BUYER may, but shall not be obliged to, elect by way of a notice in writing served on the BUILDER to proceed to arrange for itself and/or its own subcontractors to undertake the remaining scope of work instead of the BUILDER at a place and time convenient to the BUYER and

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the BUILDER shall in such case reimburse the BUYER the amount of the costs actually incurred by or on behalf of BUYER in undertaking such works (upon such costs being reasonably substantiated by the BUYER to the BUILDER). The BUILDER shall continue in such case to be liable for the liquidated damages payable under paragraph 2.5 above until completion of the works.

2.7

The Parties acknowledge that the Outstanding Works are distinct from any works undertaken by the BUILDER pursuant to Article IX of the Shipbuilding Contract (“Warranty Works”). This Outstanding Works Agreement is agreed entirely without prejudice to the BUYER’s rights under Article IX. As and when elements of Outstanding Works are completed, they shall become the subject of the BUILDER’s warranty under Article IX of the Shipbuilding Contract which shall apply for twelve (12) months from the date the works in question were completed.

2.8

The BUYER and its personnel shall be under no liability whatsoever to the BUILDER, its subcontractors or their personnel for personal injuries, death or loss or damage to their property during the time they are on the VESSEL for the purposes of performing Outstanding Works unless the same has been caused by the gross negligence or willful misconduct of the BUYER or its personnel and the BUILDER shall (a) hold the BUYER and its personnel harmless in respect of the same and (b) indemnify the BUYER in respect of any claims that may be brought against the BUYER by any party in respect of the same.

2.9

From delivery of the Vessel to the BUYER to completion of the Outstanding Works (or, if earlier, to departure of the Vessel from the BUILDER’s Shipyard), the BUILDER shall be liable to the BUYER and its personnel for personal injuries, death or loss or damage to their property during the time they are on the Vessel or at the Shipyard unless the same has been caused by the fault or negligence of the BUYER or its personnel and the BUILDER shall (a) hold the BUYER and its personnel harmless in respect of the same; and (b) indemnify the BUYER in respect of any claims that may be brought against the BUYER by any party in respect of the same.

2.10	The BUILDER shall ensure that its Builder liability insurance coverage shall remain in place until the Vessel leaves the BUILDER’s Shipyard.
3.	EFFECTIVENESS
3.1

This Outstanding Works Agreement shall become effective upon execution of this Outstanding Works Agreement by authorized representatives of the Parties, but the terms hereof shall only apply in circumstances where the Vessel is delivered in accordance with the Amendment Agreement concluded between the Parties of even date herewith.

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4.	CONFIDENTIALITY
4.1

The Parties agree to keep the terms and conditions of this Outstanding Works Agreement confidential and to refrain from disclosing it and/or any of its terms and conditions to any third party without first obtaining the prior written consent of the other party except insofar as:

(a)	such disclosure is necessary for the purposes of implementing and enforcing the terms of this Outstanding Works Agreement;
(b)	such disclosure is to the Parties’ affiliates, professional advisors, auditors, insurers, or to potential assignees of this Outstanding Works Agreement; or
(c)	such disclosure is required by law, Court Order or by the rules of any relevant regulatory authority.
5.	MISCELLANEOUS
5.1

This Outstanding Works Agreement shall constitute an integral part of the Shipbuilding Contract. In case there is then any discrepancy or inconsistency between the terms of this Outstanding Works Agreement and the terms of the Shipbuilding Contract, the terms of this Outstanding Works Agreement shall prevail.

5.2	Unless expressly amended by this Outstanding Works Agreement, all other terms and conditions of the Shipbuilding Contract shall remain unchanged.
5.3

Each Party acknowledges that in entering into this Outstanding Works Agreement it has not relied on any oral or written representation, warranty or other assurance and waives all rights and remedies which might otherwise be available to it in respect of such matters. However, nothing in this Outstanding Works Agreement will limit or exclude any liability of a Party for fraud.

5.4

The provisions of Article XIV (Successors and Assigns) and Article XX (Notice) of the Shipbuilding Contract shall apply to this Outstanding Works Agreement as if the same were repeated herein with logical amendments.

6.	LAW AND JURISDICTION
6.1

This Outstanding Works Agreement, all non-contractual obligations arising out of or in connection with it, and claims concerning its validity and termination, shall be governed and construed in accordance with English law.

6.2

In the event of any dispute or claim arising out of, or relating to, or in connection with this Outstanding Works Agreement, the same shall be referred to arbitration in London in accordance with the provisions of Article XIII (Arbitration) of the Shipbuilding Contract as if the same were repeated herein with logical amendments.

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IN WITNESS WHEREOF, both parties have caused this Outstanding Works Agreement to be duly signed as a deed and irrevocably delivered on the day and year first above written.

Signed for and on behalf of
GENER8 MARITIME SUBSIDIARY INC

By:	/s/ Dean Scaglione
Name:	Dean Scaglione
Title:	Treasurer

In the presence of:
Signature:	/s/ Milton H. Gonzales
Name:	Milton H. Gonzales

Address:	Gener8 Maritime, 299 Park Ave., 2nd Floor, New York, NY 10171

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Signed for and on behalf of
HHIC-PHIL INC

By:	/s/ Y. H. Jo
Name:	Y. H. Jo
Title:	Attorney-in-Fact

In the presence of:
Signature:	/s/ H. S. Park
Name:	H. S. Park

Address:	Green Beach 1, Redondo Peninsula, Sitio Agusuhin, Brgy. Cawag, Subic, Zambales, the Philippines

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ANNEX A

Punch List as at
Date of Amendment Agreement

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